[WEDIT DELOITTE & TOUCHE LETTERHEAD]

                                                                 EXHIBIT 99.1

Halle, March 13, 2000





Mitteldeutsche Braun-
kohlengesellschaft mbH,
Theissen

Report on the audit of the financial statements for the years ended December 31, 1999, 1998 and 1997 in accordance with German GAAP and on the audit of the respective U.S. GAAP reconciliations

                                                                              Page
                                                                              ----
Report of Independent Auditors                                                  1


Consolidated Financial Statements


Consolidated Statements of Operations for the years
         ended December 31, 1999, 1998, 1997                                    2


Consolidated Balance Sheets at December 31, 1999, 1998                          3


Consolidated Statements of Cash Flows for the years ended
         December 31, 1999, 1998, 1997                                          5


Consolidated Statements of Shareholders' Equity for the years
         ended December 31, 1999, 1998, 1997                                    6


Notes to the Consolidated Financial Statements                                  7

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
MIBRAG mbH
Theissen, Germany

     We have audited the accompanying consolidated balance sheets of Mitteldeutsche Braunkohlengesellschaft mbH and its subsidiaries (MIBRAG or Group) as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIBRAG as of December 31, 1999 and 1998, and the consolidated results of its operations and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for each of the years in the three-year period ended December 31, 1999 and shareholders' equity as of December 31, 1999 and 1998 to the extent summarized in Note C to the consolidated financial statements.


Deloitte & Touche GmbH
Wirtschaftsprufungsgesellschaft

Halle, Germany
March 13, 2000

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS DM)


                                                                          YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------

                                                                1999              1998            1997

                                                          ---------------------------------------------------
            Sales revenue                                           496,832          470,411         533,025
            Changes in inventories                                   21,693            5,073          23,826
            Capitalized own services                                  6,407           16,002          11,046
            Other operating income                                   36,177           66,785          49,520

                                                          ---------------------------------------------------

            Total performance                                       561,109          558,271         617,417
                                                          ---------------------------------------------------


            Cost of materials                                       116,154          108,866         125,266
            Personnel expenses                                      195,945          209,997         227,632
            Depreciation on intangible
               and tangible fixed assets                            101,026          148,413         166,949
            Other operating expenses                                130,450          147,131         169,557

                                                          ---------------------------------------------------

            Total operating expenses                                543,575          614,407         689,404
                                                          ---------------------------------------------------

            Operating result                                         17,534          (56,136)        (71,987)

            Income from associated company
               and from companies in which
               participations are held                                1,945            3,384          10,046
            Income from financial assets                              6,191            6,339           8,392
            Depreciation on financial assets
               and short term investments                                 -             (195)              -
            Interest expense, net                                   (15,967)         (10,771)         (1,405)
                                                          ---------------------------------------------------

            Net income (loss) from ordinary activities                9,703          (57,379)        (54,954)

            Property tax                                              1,913            2,086           1,086
                                                          --------------------------------------------------

            Net income (loss)                                         7,790          (59,465)        (56,040)
                                                          ==================================================


          See accompanying Notes to Consolidated Financial Statements,

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                           CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS DM)

                                                                                               AT DECEMBER 31,
                                                                                   -----------------------------------

                                                                         NOTE               1999              1998
                                                                    --------------------------------------------------
 ASSETS
 NON-CURRENT ASSETS
 Intangible assets
 Concessions, trade marks, patents and licenses                          B, E               18,395             19,896

 Property, plant and equipment
 1. Land                                                                 B, E               71,647             73,886
 2. Buildings                                                            B, E              102,606            113,971
 3. Strip mines                                                          B, E               80,568             81,549
 4. Technical equipment and machinery                                    B, E              366,937            327,124
 5. Factory and office equipment                                         B, E               36,750             37,324
 6. Payments on account and assets under construction                                      149,728            102,378
                                                                                   -----------------------------------
                                                                                           808,236            736,232
 Financial assets
 1. Participations (including associated company)                        B, F               24,442             26,201
 2. Loans granted to participation                                       B, G               14,667             15,400
 3. Other loans                                                          B, H               69,400             75,700
                                                                                   -----------------------------------
                                                                                           108,509            117,301

 TOTAL NON-CURRENT ASSETS                                                                  935,140            873,429

 Overburden                                                              B, I              315,961            298,938
 ----------
 CURRENT ASSETS
 Inventories
 -----------
 1. Raw materials and supplies                                           B                  10,205              8,041
 2. Unfinished services                                                  B                     173                  -
 3. Finished and trade goods                                             B                   6,313              1,816
                                                                                   -----------------------------------
                                                                                            16,691              9,857
 Receivables and other assets
 1. Trade receivables                                                    B, J               91,586             67,490
 2. Receivables from enterprises in which participations are held        B                   2,716              2,997
 3. Other assets                                                         B                  25,690             39,331
                                                                                   -----------------------------------
                                                                                           119,992            109,818
 Investments
 Other investments                                                       B, K              132,390            245,813

 Cash                                                                    B                  25,447             40,023
 ----
 TOTAL CURRENT ASSETS                                                                      294,520            405,511
 Prepaid expenses                                                        B                   6,648              6,642
 ----------------
                                                                                   ===================================
 TOTAL ASSETS                                                                            1,552,269          1,584,520
                                                                                   ===================================



See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                           CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS DM)

                                                                                                  AT DECEMBER 31,
                                                                                          --------------------------------

                                                                                NOTE           1999             1998
                                                                             ------------ ---------------  ---------------
SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY

Subscribed capital                                                                                60,000           60,000
------------------

Capital reserve                                                                                  631,346          631,346
---------------

Net income carryforward                                                                               50               50
-----------------------

Net loss for the year                                                                             (3,586)               -

Minority interest                                                                                (87,315)          (83,516)
thereof net income for the year:
DM 11.375.830,02


TOTAL SHAREHOLDERS' EQUITY                                                                       600,495          607,880


Special item for investment subsidies and incentives                         B                    32,409           40,691
----------------------------------------------------

Provisions
1. Accruals for pensions and similar obligations                             L                    13,006            9,714
2. Taxation accruals                                                         M                     2,575            3,936
3. Environmental ("Altlasten") and mining provisions                         B, N                334,829          334,872
4. Other accruals                                                            O                    35,785           46,973
                                                                                          ---------------  ---------------
                                                                                                 386,195          395,495
Liabilities
1. Liabilities to banks                                                      B, P, Q             443,368          445,958
2. Downpayments received                                                     B, Q                    103                -
3. Trade payables                                                            B, Q                 47,078           51,501
4. Payables to participations                                                B, Q                  4,876            2,843
5. Other payables                                                            B, Q                 37,745           40,144
                                                                                          ---------------  ---------------
                                                                                                 533,170          540,446

Deferred income                                                                                        -                8
---------------


                                                                                          ===============  ===============
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                                                     1,552,269        1,584,520
                                                                                          ===============  ===============

See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                (IN THOUSANDS DM)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------------------
                                                                                  1999           1998            1997
                                                                            ---------------- -------------- ---------------
Cash flows from operating activities:
Net income (loss) for the year                                                         7,790        (59,464)        (56,040)
Adjustments to reconcile net income to net cash provided by
      operating activities:
      Depreciation and amortization intangible and tangible assets                   101,026        148,413         166,949
      Write-up of tangible assets                                                     (2,882)             0               0
      Planned release of the special item for investment subsidies
      and incentives                                                                  (3,788)        (4,423)        (10,439)
      Loss on disposal of non-current assets                                           4,392          1,075             770
      Change in assets and liabilities:
          Overburden                                                                 (17,023)        (7,000)        (22,090)
          Inventories                                                                 (6,833)         3,991          (3,483)
          Receivables and other assets                                               (10,173)         6,434          26,389
          Accruals                                                                    (9,299)       (30,291)        (11,640)
          Liabilities                                                                 (9,093)        (7,608)        (37,009)
          Other prepaid and deferred items                                               (15)           133            (239)
                                                                            ---------------- -------------- ---------------

CASH PROVIDED BY OPERATING ACTIVITIES                                                 54,102         51,260          53,168
                                                                            ---------------- -------------- ---------------
Cash flows from investing activities:
Capital expenditures                                                                (176,449)      (198,566)       (148,512)
Additions to the special item for investment subsidies and incentives                      0              0          10,540
Proceeds from disposal of long-term investments and other non-current
assets                                                                                12,114         30,254          41,668
Proceeds from disposal of available-for-sale securities                              122,960              0               0
Purchase of available-for-sale securities                                             (9,538)       (27,263)        (28,272)
                                                                            ---------------- -------------- ---------------


CASH USED FOR INVESTING ACTIVITIES                                                   (50,913)      (195,575)       (124,576)
                                                                            ---------------- -------------- ---------------
Cash flows from financing activities:
Change in equity:
      Distributions                                                                        0         (4,950)         (4,950)
      Withdrawal by MI KG investors                                                  (15,175)       (14,191)        (23,775)
      Investors capital contribution                                                       0              0              50
Increase in loans                                                                     20,000        121,249          34,523
Redemption of loans                                                                  (22,590)       (21,348)        (14,552)
CASH USED FOR/PROVIDED BY FINANCING ACTIVITIES                                       (17,765)        80,760          (8,704)
                                                                            ---------------- -------------- ---------------
NET DECREASE IN CASH                                                                 (14,576)       (63,555)        (80,112)
CASH AT BEGINNING OF YEAR                                                             40,023        103,578         183,690
                                                                            ---------------- -------------- ---------------
CASH AT YEAR-END                                                                      25,447         40,023         103,578
                                                                            ================ ============== ===============

          See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS DM)

                                          Subscribed          Capital           Balance          Minority
                                            capital           reserve        sheet profit/       interest          Total
                                                                              net profit

                                      ------------------- --------------- ------------------ ---------------- --------------
BALANCE AS OF JANUARY 1, 1997                      60,000         730,208                  0          (19,007)       771,201


Net loss 1997                                                                        (35,609)         (20,431)       (56,040)
Transfer from capital reserve                                     (40,609)            40,609                               0
Distributions                                                                         (4,950)                         (4,950)
Contributions                                                          50                                                 50
Withdrawals by minority shareholders                                                                  (23,775)       (23,775)

                                      ------------------- --------------- ------------------ ---------------- --------------
BALANCE AS OF DECEMBER 31, 1997                    60,000         689,649                 50          (63,213)       686,486


Net loss 1998                                                                        (53,353)          (6,112)       (59,465)
Transfer from capital reserve                                     (58,303)            58,303                               0
Distributions                                                                         (4,950)                         (4,950)
Withdrawals by minority shareholders                                                                  (14,191)       (14,191)

                                      ------------------- --------------- ------------------ ---------------- --------------
BALANCE AS OF DECEMBER 31, 1998                    60,000         631,346                 50          (83,516)       607,880


Net profit/loss 1999                                                                  (3,586)          11,376          7,790
Withdrawals by minority shareholders                                                                  (15,175)       (15,175)

                                      ------------------- --------------- ------------------ ---------------- --------------
BALANCE AS OF DECEMBER 31, 1999                    60,000         631,346             (3,536)         (87,315)       600,495
                                      =================== =============== ================== ================ ==============



           See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE A  ORIGINATION AND NATURE OF BUSINESS

ORIGINATION: Mitteldeutsche Braunkohlengesellschaft mbH ("MIBRAG" or "MIBRAG mbH") was created from split-up of MIBRAG AG, previously owned by the Treuhandanstalt (the German government privatization agency), into three separate entities. Effective January 1, 1994 a consortium comprised of NRG Energy, Inc., Morrison Knudsen Corporation, and PowerGen plc. jointly acquired 99 % of the active mining, power generation and related assets and liabilities from the Treuhandanstalt through its Dutch holding company, MIBRAG B.V.. The remaining 1 % was transferred on December 18, 1996 from the German government privatization agency to Lambique Beheer B.V., Amsterdam, a subsidiary of NRG Energy, Inc., Morrison Knudsen B.V., Amsterdam, and PowerGen Netherlands B.V., Amsterdam in equal portions (1/3 %) for each partner.

NATURE OF BUSINESS: The operations of MIBRAG mbH include two open-cast brown coal mines in Profen and Schleenhain and rights to future mining reserves. MIBRAG mbH also extracted brown coal in the Zwenkau mine which was leased from a subsidiary of the German government privatization agency through 1999. The operations also include over 200 MW of power generation and one coal briquetting plant. A significant portion of the sales of MIBRAG is made pursuant to long-term coal and energy supply contracts.

NOTE B  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Mitteldeutsche Braunkohlengesellschaft mbH and subsidiaries have been prepared in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). Application of U.S. GAAP would have affected the results of operations for each of the years in the three-year period ended December 31, 1999 and stockholders' equity as of December 31, 1999 and 1998 to the extent summarized in note C to the consolidated financial statements. All amounts herein are shown in thousands of Deutsche Mark ("DM") unless otherwise noted.

PRINCIPLES OF CONSOLIDATION: All material companies in which MIBRAG has legal or effective control are fully consolidated. In 1999, MIBRAG consolidated 6 (1998:
5, 1997: 5) domestic subsidiaries.

One significant investment, MUEG, in which MIBRAG has an ownership interest of 50% is accounted for in accordance with the equity method. This investment is referred to as an associated company in these financial statements.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

All other investments are included at cost and are referred to as participations in these financial statements.

All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

TOTAL COST METHOD: The income statement has been presented according to the total cost (or type of expenditure) format as commonly used in Germany. According to this format, production and all other expenses incurred during the period are classified by type of expenses.

REVENUE RECOGNITION: Revenue is recognized when title passes or services are rendered, net of discounts, customer bonuses and rebates granted.

INTANGIBLE ASSETS: Intangible assets are valued at acquisition cost and are amortized over their respective useful lives (5 to 18 years).

Property, Plant, and Equipment: Property, plant, and equipment acquired is recorded on the basis of acquisition or manufacturing cost, including capitalized mine development costs and subsequently reduced by scheduled depreciation charges over the assets' useful lives as follows: buildings - 3 to 25 years, technical facilities and machinery - 4 to 33 years; and facilities, factory and office equipment - 5 to 10 years. Maintenance and repair costs are expensed as incurred. Depreciation is computed principally by the straight-line method over the expected useful lives of the assets. Low value items are expensed in the year of acquisition. Opportunities for special tax deductible depreciation were utilized for both book and tax purposes in 1998, 1997 and prior years.

Impairment test of long-term assets are made when conditions indicate a possible loss. If an impairment is indicated, the asset is written down to its estimated fair value. If, at a later date, the conditions leading to impairment no longer exist, the impairment loss is reversed to increase the assets net of scheduled depreciation.

Investments: The long-term loans and investments are recorded at cost.

OVERBURDEN: Overburden represents the costs of removing the surface above a coal field subsequent to the initial opening of the field to the extent that the removal exceeds what is needed for the current years coal extraction. These are costs incurred in advance in respect of future coal production. The overburden is valued on an average cost basis.

INVENTORY: Inventories are carried at the lower of average cost or market. Obsolescence provisions are made to the extent that inventory risks are determinable.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

RECEIVABLES AND OTHER ASSETS: All receivables are valued at cost, reduced for appropriate valuation allowances.

Cash: Cash includes cash-on-hand, checks, bank accounts and time deposits.

INVESTMENT GRANTS: To support the acquisition of certain tangible assets, investment allowances and subsidies were granted by the German federal government and the states of Saxony and Saxony-Anhalt. The application, conditions and payments of investment grants are ruled by German law and several regulations and statements. Investment allowances and subsidies received and formally claimed are credited to the special item account. The special item is amortized into income over the normal operating useful lives of the underlying assets to which the allowances and subsidies relate.

ENVIRONMENTAL AND MINING PROVISIONS: Accruals for environmental and mining-related matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of cash, accounts payable and receivable, short term borrowings approximates book value because of the short maturity period and interest rates approximating market rates.

LIABILITIES: Liabilities are shown at their repayment amounts.

SUPPLEMENTAL CASH FLOW INFORMATION: The company paid DM 0 income taxes in 1999, 1998 and 1997. Interest paid amounted to DM 29,605, DM 26,523 and DM 17,657 in 1999, 1998 and 1997, respectively.

Per Share Amounts: Per share amounts are not disclosed in the financial statements. MIBRAG is a nonpublic enterprise.

RECLASSIFICATIONS: Certain reclassifications have been made for consistent presentation.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE C SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The MIBRAG consolidated financial statements comply with German GAAP, which differs in certain significant respects from U.S. GAAP. The significant differences that affect the consolidated net income and stockholders' equity of MIBRAG are set out below.

I. APPLICATION OF THE PURCHASE METHOD OF ACCOUNTING

The German GAAP financial statements include the historical cost book values of assets transferred from a predecessor company.

The acquisition of 99% of the shares in MIBRAG mbH on January 1, 1994 by MIBRAG B.V. was accounted for using the purchase method of accounting and the purchase price adjustments to the historical cost basis have been pushed down to MIBRAG mbH for purposes of the reconciliation to U.S. GAAP. The excess (DM 757.3 million) of the fair value of the net assets acquired over the purchase price was proportionally allocated to reduce the value assigned to non-current assets, excluding long-term investments.

The US GAAP financial statements also recognize purchase price adjustments for certain incremental transportation costs incurred by MIBRAG for lignite transportation to one of its major customers.

II. NOTES TO SIGNIFICANT U.S. GAAP ADJUSTMENTS

1. Fixed assets

The differences relate primarily to the following:

- In the US GAAP balance sheet as of January 1, 1994, fixed asset balances, other than financial assets, were adjusted to their fair market values.
- As of January 1, 1994, the fair market values of these assets were reduced by the allocation of the difference between the net acquisition costs for the MIBRAG shares and the fair market value of MIBRAG's net assets.
- The depreciation period of long term assets are based upon lives acceptable for German tax purposes, which differ from the useful lives for U.S. accounting purposes.
- An impairment loss was recognized for US GAAP purposes to reduce the assets of the briquette plant Mumsdorf to their fair values as of December 31, 1999.
- A write-up of previously impaired fixed assets of the briquette plant Deuben is not allowed under US GAAP.
- Special accelerated depreciation for tax purposes is recorded in the German financial statements for the years 1998, 1997 and prior years.

Upon disposal, the above differences also resulted in differing gains or losses on disposition.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

Financial investment in MUEG

For German GAAP purposes, MIBRAG accounted for the investment in MUEG as of January 1, 1994 using the cost method. Under U.S. GAAP the book value was increased to account for the equity earnings that were not distributed to MIBRAG as of that date.

2. Relocation accruals

The US GAAP results recognized liabilities and deferred costs of DM 273 million to relocate four villages. The deferred costs are amortized in accordance with quantities of coal extracted. In accordance with German accounting principles accruals for the relocation of villages can not be accrued earlier than 2 years prior to the relocation, and certain relocation costs are to be expensed as incurred.

3. Investment in power plants

In 1995 and 1996, third party investors paid in DM 216 million into a MIBRAG subsidiary, MIBRAG Industriekraftwerke GmbH & Co. KG ("MI"), which operates three lignite-fired power plants. The investment is structured such that the third party investors obtain accelerated tax depreciation while retaining a put option to sell their investments back to MIBRAG at predetermined prices. The third party investments are considered additions to equity as minority interests for German GAAP, while these arrangements are accounted for as a financing in accordance with U.S. GAAP.

4. Transportation credits

An acquisition related liability, for US GAAP purposes, is reduced by the amount of excess incremental transportation costs incurred by MIBRAG for certain lignite shipments. The acquisition related liability is not reflected in MIBRAG's German financial statements. The acquisition related liability was reduced to zero in 1998.

5. Interest capitalization

Interest is expensed in the German financial statements, however interest expense related to qualified assets is capitalized and depreciated for U.S. GAAP purposes.

6. Receivables/payables at non-market interest rates

Certain accounts receivables or loans payable are recorded in the German GAAP financial statements at their nominal values. Because these carry non-market interest rates, such receivables and payables were adjusted to their market values.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


7. Overburden

Overburden in the German financial statements includes capitalized depreciation based upon the historical costs. Because of the purchase accounting adjustments, a different amount of depreciation is capitalized in overburden in the U.S. GAAP financial statements. Additionally, overburden as of January 1 ,1994 was written down to fair value.

8. Environmental and mining provision

The ratable accrued end-lake provision was reduced in 1998 based upon a new estimate of total costs to be incurred. For US purposes, this adjustment is accounted for prospectively.

9. Accrued liabilities

Certain mining and other accruals, which were provided for at January 1, 1994 in accordance with US GAAP purchase accounting, were not recorded in the German financial statements.

10. Other

Certain costs and income in the German financial statements are capitalized or deferred for U.S. GAAP purposes, respectively.

11. Unrealized holding gains

Unrealized holding gains on available-for-sale securities are not accounted for under German GAAP, but would be recorded as other comprehensive income for U.S. GAAP purposes.

12. Deferred taxes

The differences noted above result in temporary differences which, when combined with net operating loss carryforwards, would result in a net deferred tax asset of Mio DM 288 Mio DM 311 at December 31, 1999 and 1998, respectively. Because of available negative evidence, a 100 % valuation allowance would have been recorded at each year-end. Because no net deferred taxes would be recorded for German or U.S. GAAP purposes, no adjustment to net income or shareholders equity are listed in the following reconciliations.

13. SFAS No.133

In June 1998, the Financial Accounting Standards Board, (the "FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging activities," ("SFAS No. 133"), effective for fiscal years beginning after June 2000 (January 1, 2001 in the case of MIBRAG). This statement requires that all derivative financial instruments be reflected on the balance sheet at fair value, with changes in fair value recognized periodically in earnings or as a component of other comprehensive income, depending on the nature of the underlying item, changes in the fair value of the derivative will be recognized currently in the statements of operations. MIBRAG is currently

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


in the process of evaluating the impact of adopting this statement on the consolidated financial statements.

RECONCILIATION TO U.S. GAAP

The following is a summary of the significant adjustments to net income for 1999, 1998 and 1997 and to shareholders' equity at December 31, 1999 and 1998 which would be required if U.S. GAAP had been applied instead of German GAAP.


                                                                           YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------

                                                         NOTE        1999           1998            1997

                                                       ---------  ------------   ------------    ------------
Net income (loss) as reported in the consolidated
statement of operations under German GAAP                               7,790        (59,465)        (56,040)


Adjustments required to conform with U. S. GAAP:

       Long-term asset valuation                         (1)           31,171         94,783         121,768
       Relocation of villages                            (2)            1,704          7,659          12,044
       Investment in power plants                        (3)           (7,384)        (7,762)         (8,330)
       Transportation credits                            (4)                -         13,581          14,052
       Interest capitalization                           (5)            5,055          1,904            (359)
       Receivable / payables at
           non-market interest rate                      (6)           (1,000)          (990)         (7,497)
       Overburden                                        (7)           22,969          9,672          (2,582)
       Environmental and mining provision                (8)              159        (35,507)              -
       Other                                             (10)             788            480           5,273

                                                                  ------------   ------------    ------------

NET INCOME IN ACCORDANCE WITH U.S. GAAP                                61,252         24,355          68,415
                                                                       ======         ======          ======

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


                                                                               AT DECEMBER 31,

                                                         NOTE            1999                   1998
                                                       ------------------------------------------------------
Shareholder's equity as in the
       consolidated balance sheet
       under German GAAP                                                      600,495                607,880

Adjustments required to conform with
       U.S. GAAP:

       Long-term asset valuation                         (1)                  212,977                184,244
       Relocation of villages                            (2)                   25,423                 21,281
       Investment in power plants                        (3)                 (161,231)              (169,022)
       Interest capitalization                           (5)                   12,639                  7,584
       Loan at non-market interest rate                  (6)                    3,011                  4,011
       Overburden                                        (7)                 (146,869)              (169,838)
       Environmental and mining provisions               (8)                  (35,348)               (35,507)
       Accrued liabilities                               (9)                  (30,153)               (30,153)
       Other                                             (10)                 (16,558)               (17,346)
       Net unrealized holding gains
       (net of income tax effects)                       (11)                   3,875                  7,955

                                                                 ---------------------  ---------------------
SHAREHOLDERS' EQUITY IN ACCORDANCE
WITH U.S. GAAP                                                                468,261                411,089


NOTE D   CONCENTRATION OF CREDIT RISK AND LONG-TERM COAL
         SALES AGREEMENTS

MIBRAG mbH markets its coal principally to electric utilities in Germany. As of December 31, 1999 and 1998 accounts receivable from electric utilities totaled DM 91,586 and DM 67,490, respectively. Credit is extended based on an evaluation of the customer's financial condition, and collateral is not generally required. Credit losses are provided for in the financial statements and consistently have been minimal.



MIBRAG mbH is committed under several long-term contracts to supply raw brown coal and whirl fine coal to the Schkopau power station and the Lippendorf power station. Under the terms of the Schkopau Agreement, MIBRAG mbH may deliver annually up to 5.8 million tons of coal commencing 1995. The agreement will be in effect until 2010 with an option for the purchaser to extend the agreement for another 10 years. The price to be paid by the Schkopau power station is a fixed price adjusted by an annual escalation rate.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


The Lippendorf Agreements provide for deliveries of up to 10 million tons per year from 1999 through 2040 with an option for the MIBRAG customers to extend for an additional 3 year period. These Agreements were closed with Vereinigte Energiewerke AG (VEAG), Berlin, and Bayernwerk AG, Munich, and replace the agreements on deliveries to the old power station at Lippendorf. The price to be paid by the Lippendorf power station is a base-price with escalation and adjustment based on quality of the coal delivered. The first bloc of the new Lippendorf power station was tested since May 1999 and went into full operation in September 1999; the second bloc is still under construction.

A substantial portion of the Company's coal reserves is dedicated to the production of coal for such agreements.

Sales to the three largest customers comprise, as a percentage of total sales, 56%, 64 %, and 56% in 1999, 1998 and 1997, respectively. Sales to the six largest customers comprise, as a percentage of total sales, 73%, 82% and 81% in 1999, 1998 and 1997, respectively.

NOTE E INTANGIBLE ASSETS AND PROPERTY, PLANT AND EQUIPMENT

The group depreciation charges are as follows: DM 101,026 (1999), DM 148,413
(1998) and DM 166,949 (1997), including normal depreciation, unplanned depreciation and special tax depreciation (1998 and 1997) in terms of section 4 of the German tax law, "Fordergebietsgesetz". According to that law, certain tangible assets can e.g. be depreciated up to 50 % of the historical costs in the first five years of acquisition in addition to the normal depreciation. Special tax depreciation was DM 0, DM 45,116 and DM 60,509 in 1999, 1998 and 1997, respectively.

The major categories of fixed assets follow:

                                                                                  1999              1998
                                                                            ----------------- -----------------
Concessions, trade marks, patents and licenses
cost                                                                                  27,729            27,398
less: accumulated amortization                                                       (9,334)           (7,503)
                                                                            ----------------- -----------------

net book value                                                                        18,395            19,895
                                                                            ================= =================
Property, plant and equipment
cost                        - land and land rights                                    71,647            73,886
                            - buildings                                              261,901           264,200
                            - strip mines                                             89,522            89,522
                            - technical equipment and machinery                    1,325,272         1,243,901
                            - factory and office equipment                           198,000           205,689
                            - payments on account and assets under
                              construction                                           149,728           102,378
                                                                            ----------------- -----------------
total cost                                                                         2,096,070
less: accumulated depreciation                                                   (1,287,834)       (1,243,344)
                                                                            ----------------- -----------------
net book value                                                                       808,236           736,232
                                                                            ================= =================

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


MIBRAG plans to reopen the briquette plant Deuben and close the briquette plant Mumsdorf in the year 2000. The fixed assets of the briquette plant Deuben were written up for German GAAP purposes to their continued carrying values as if the impairment had not ocurred in 1996. The carrying value of the briquette plant Mumsdorf under German GAAP approximated the fair value of such assets at December 31, 1999.

NOTE F PARTICIPATIONS (INCLUDING ASSOCIATED COMPANY)MIBRAG's investment in MUEG Mitteldeutsche Umwelt- und Entsorgungs GmbH, Braunsbedra, ("MUEG") is accounted for using the equity method. MUEG was founded in 1990 and coordinates the waste disposal activities in the Central German brown coal area. The equity value as of December 31, 1999 is as follows:

                                                                                                     DM
                                                                                               -------------
                      Cost and contributions                                                          12,387
             +        Net profit share 1994-1998                                                      13,777
             ./.      Distributed profits share 1994-1999                                             15,491
             ./.      Proportionate elimination of intercompany profit (1997)                          1,089
             ./.      Tax correction                                                                      53
                                                                                               -------------
             =        Carrying amount "at equity" as of December 31, 1999                              9,531
                                                                                                       =====

Investments in six (1998: seven) other companies are accounted for at cost.

NOTE G  LOANS GRANTED TO PARTICIPATIONS

In 1995, MIBRAG sold its district heating network assets to a company in which it holds a participation. After deducting a down payment of DM 1.4 million, the balance is being repaid in equal installments of DM 733 over a period of 25 years. The interest rate is fixed at 5 percent through 1999 and will be adjusted to the market rate in 2000.

The fair market value of the loan approximates the book balue which was DM 14,667 and DM 15,400 at December 31, 1999 and 1998, respectively.

NOTE H  OTHER LOANS

The other loans were granted to the third party investors in a subsidiary of MIBRAG mbH. These loans were financed by a borrowing from KfW (Kreditanstalt fuer Wieder-aufbau). KfW granted MIBRAG mbH a loan of DM 103,000 due on December 30, 2005 at fixed interest rates between 6.26 % and 6.82 %. The balance of the loan as of December 31, 1999 amounted to DM 69,400. The loans to the new investors of the subsidiary of MIBRAG mbH were granted at the same conditions as those applicable to the loan between MIBRAG mbH and KfW.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE I  OVERBURDEN

The reconciliation of the overburden costs is as follows (in million DM):

                                     Dec.31, 1999                               Dec.31, 1998

                             Tonnage               value                tonnage               value
                           metric tons               DM               metric tons               DM
------------------------------------------------------------------------------------------------------------
Profen                                20.0                 153.3                 18.5                 146.0
Schleenhain                           20.0                 167.2                 12.8                 115.7
Zwenkau                                  -                     -                  4.2                  37.2
                            --------------      ----------------       --------------      ----------------
                                      40.0                 316.0
                            ==============      ================       ==============      ================

The basis for the determination of the overburden is the total quantity of partially exposed raw brown coal.

NOTE J TRADE RECEIVABLES

Trade receivables were disclosed in the balance sheet, net of allowances, as follows:

                                                          Dec. 31,1999                         Dec. 31,1998
                                        ------------------------------- ------------------------------------
Trade receivables                                               92,389                               68,348
Less allowances                                                  (803)                                (858)
                                        ------------------------------- ------------------------------------

                                                                91,586                               67,490
                                                            ==========                           ==========

NOTE K OTHER INVESTMENTS

At December 31, 1999 other investments were disclosed at an amount of DM 132.4 million. The balance consists of investment funds of MI (DM 122.9 million), which were specially set up to reinvest the additional liquidity resulting from the entry of new investors into MI and to short-term investments (DM 9.5 million).

Net dividends distributed by the investment funds were reinvested in 1998 and paid out in 1999. Realized gains of DM 10.1 million, DM 10.6 million and DM 11.4 million were disclosed in interest income in 1997, 1998 and 1999, respectively.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE L  ACCRUALS FOR PENSIONS AND SIMILAR OBLIGATIONS

The provision related primarily to briquette benefit claims of active and retired employees on the basis of the collective bargaining agreement of November 9, 1993 in respect to allowances in kind. Employees entitled must be employees of the company at the date of retirement. The entitlement does not vest and lapses with early termination of the working relationship or upon receipt of social plan benefits.

The calculation is based on an actuarial valuation which took into account the entitlement to the redemption value of DM 185.00 per metric ton of briquettes as specified in the collective bargaining agreement, the employees entitled to benefits as of December 31, 1999, and official demographic tables.

In addition, pension obligations for early retirement benefits were accrued. These amounts have also been calculated on the basis of actuarial valuations.

NOTE M  TAXATION ACCRUALS

MIBRAG did not provide for income taxes under German GAAP because of net operating losses in 1997 through 1999. Deferred tax assets and liabilities have not been recorded because there are no significant differences between the German GAAP financial statement and tax bases of the assets and liabilities.

The German corporation income tax rate on undistributed income is 40 %. Trade taxes on income are assessed at a rate of 14.9 %. The company has an effective tax rate of 0 % because the company has no taxable income and the recording of a deferred tax benefit for net loss carryforwards is prohibited under German GAAP.

At December 31, 1999 the Company had approximately DM 476 million net operating loss carry-forwards, which do not expire and may be applied against future taxable income. The tax audit is currently taking place for the fiscal years 1994 through 1997.

NOTE N ENVIRONMENTAL AND MINING PROVISIONSThe following is a summary of environmental and mining provisions (in DM):


                                                       Balance as of               Balance as of
                                                        Dec. 31,1999                Dec. 31,1998

                                                 --------------------------  --------------------------
1)  End-lake provision                                             264,355                     259,511
2)  Provision for environmental pollution                            9,975                       9,975
3)  Landscaping                                                     12,831                      15,375
4)  Planting                                                         9,857                      10,247
5)  Relocation of villages                                          37,811                      39,764

                                                 --------------------------  --------------------------

                                                                   334,829                     334,872
                                                 ==========================  ==========================

1) End-lake provision

MIBRAG is responsible for reclaiming the mines Profen and Schleenhain. MIBRAG is exempted from this responsibility in respect to the Zwenkau mine.

The mining field reclamation of the Profen and Schleenhain mines after the ceasing of production is planned for 2029-2046 and 2041-2073, respectively. A legally binding closure plan laying down the principles for action plans in accordance with the BBergG is normally approved two years in advance to the commencement of production by the relevant mining authorities. The liability to reclaim the area exists from the start of mining activities. In each year of coal extraction the reclamation costs are accrued ratably using the relation of the coal mined to the total coal mine volume.

The calculation of the total cost for reclaiming mining fields has been made on the basis of an expert opinion and estimations on the basis of current prices. The end-lake costs consist mainly of cost for reconstruction, bank reinforcement, dewatering and watering.

2) Provision for Environmental Pollution ("Altlasten")This provision for the clean-up/safeguarding of "Altlasten" is determined in respect to disposals sites and old locations of MIBRAG mbH in refinement and mining areas on which waste deposits can be found.

The obligation at the accrued amount is derived from article 19.3 of the purchase and sales agreement. Qualifying costs that exceed the provision are to be reimbursed by the Bundesanstalt fuer vereinigungsbedingte Sonderaufgaben
(BvS).

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


3) Landscaping

This provision includes costs for reclaiming disposal areas and leveling the area outside the embankments. These costs relate solely to continuous landscaping, while cost for closing down landscaping are included in the end-lake provision.

4) Planting

Provision is made for costs in connection with temporary planting as of December 31, 1999 and 1998.

5) Relocation of villages

The provision for relocation of villages is in respect to the relocation of municipalities, which is necessary for the expansion of the Profen and Schleenhain mines.

The calculation of the provision is based on a method that takes into account the cost for project planning, infrastructural development, cemetery relocation, demolition and landmark preservation. The provision is built up in equal annual amounts, commencing two years before the relocation starts and ending in the middle of the relocation year.

NOTE O OTHER ACCRUALS

Accrued liabilities are as follows (in DM):

                                                               Dec.31, 1999          Dec.31, 1998
                                                             ---------------       ---------------
1)  Severance payments                                                20,632                24,220
                                                             ---------------       ---------------
2)  Personnel expenses
    - Employment anniversaries                                         2,651                 2,566
    - Vacation and contractually agreed free
       shifts outstanding                                                539                   850
    - Equalization amount in terms of the
       Act on Handicapped Persons                                        243                   244
                                                             ---------------       ---------------

                                                                       3,433                 3,660
                                                             ---------------       ---------------
3)  Remaining accruals                                                11,720                19,092
                                                             ---------------       ---------------

                                                                      35,785                46,972
                                                             ===============       ===============

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


1) Severance payments

Basis for the provisions are the social plan framework agreements in which the measures for the personnel adjustments are defined. The employees are entitled to a one-time severance payment if the company initiates termination or in the case of retrenchments. The severance payments are limited to DM 50 per person. Employees participating in early retirement programs are entitled to additional compensation, mainly for the reduction in statutory pension payments due to early retirement.

2) Personnel expenses

MIBRAG mbH grants awards in recognition of long service in the company, based on the collective bargaining agreement dated January 1, 1992 and the company agreement dated October 1, 1995. The employees are entitled to financial awards, which increase in proportion to their employment periods. The valuations of the benefits were based on actuarial valuations taking into account commercial principles.

The liability for vacation and contractually agreed free shifts arises from the days and shifts outstanding at balance sheet dates, which have been determined for each employee.

3) Remaining provisions

Composition (in DM):

                                                                      Dec. 31, 1999         Dec. 31, 1998
                                                                   ----------------      ----------------
                                                                                  -                     -
Outstanding invoices                                                          3,588                 5,498
Mine damages                                                                  3,500                 3,500
Water usage fees                                                              1,972                 2,509
Professional service and litigation                                           1,459                 1,803
Compensation to municipalities                                                    -                 2,500
Deferred maintenance                                                              -                 1,392
Others                                                                        1,201                 1,890
                                                                   ----------------      ----------------
                                                                                  -                     -
                                                                             11,720                19,092
                                                                   ================      ================

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE P LONG-TERM DEBT

Long-term debt consists of the following (in DM):


                                                                Dec. 31, 1999          Dec. 31, 1998
                                                             --------------------- ----------------------
a) Loan to finance the power stations
    - build up the power station of Waehlitz                              125,307                132,269
    - modernization of the power stations in
      Deuben and Mumsdorf                                                 101,538                110,768
    - finance the additional paid-in capital by the
      investors of MI                                                      69,400                 75,700
b) Loan to finance the Schleenhain mine
     investments                                                          140,000                120,000
c) Loan for home construction                                               5,976                  6,441
d) Deferred interest                                                        1,146                    779
                                                                     ------------           -------------

                                                                          443,367                445,957
                                                                     ============           ============

To a)

These liabilities refer to three loans from the Kreditanstalt fur Wiederaufbau, Frankfurt/Main:

The first loan was granted December 9, 1992 for the construction of a raw brown coal powered industrial power station in Waehlitz. The interest rate has been fixed at 7 % p.a. until December 9, 2002, 5 % thereof was borne by the Federal Department of Environmental Affairs through 1997. The loan period is 25 years. The repayments in 40 equal amounts commence from June 30, 1998.

On April 3, 1995 two additional loan agreements were closed with Kreditanstalt fur Wiederaufbau (KfW).

One of these loans in the amount of DM 120,000 was granted for partially financing the modernization and reshaping of both industrial power plants in Deuben and Mumsdorf. The loan period is 16 years, thereof the first three years without repayments. The redemption period is 13 years starting on December 31, 1998. The interest rates are as follows:

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



                        Amount                      Interest rate                     Fixed until
                          DM                             %                               date
               ----------------------           ----------------------           ----------------------
                               59,231                             6.80                 January 12, 2006
                               16,923                             6.18                 January 30, 2007
                               16,923                             6.25                 January 20, 2007
                                8,461                             6.04                December 30, 2007
               ----------------------           ----------------------           ----------------------
                              101,538
               ======================

The second loan in the amount of DM 103,000 was closed to partially finance the limited partner capital contribution of the new investors in MI. The redemption period is 13 years. In 1996, the loan was fully called up by MIBRAG. In 1999, DM 6,300 were redeemed, so that the balance as of December 31, 1999 amounts to DM 69,400.

The interest rates are as follows:

                       Amount                       Interest rate                     Fixed until
                         DM                              %                               year
               ----------------------           ----------------------           ----------------------
                               55,391                             6.67                             2005
                                7,959                             6.82                             2005
                                3,601                             6.26                             2005
                                2,449                             6.76                             2005
               ----------------------           ----------------------           ----------------------
                               69,400
               ======================

The interest rates after 2005 will be adjusted to the market rate at that time.

Interest expense for the three loans amounted to DM 22.2 million, DM 23.8 million and DM 17.4 million in 1999, 1998, and 1997, respectively.

To b)

In 1997 and 1998, loan contracts were closed with several credit institutions to finance the investments in the Schleenhain mine, especially the construction of the blending yard and environmental measures for the conveyor belts. In 1998 DM 120,000 and in 1999 further DM 20,000 were called up at interest rates between
3.5 % and 5.4 %. The redemption period will be until 2008/9.

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


To c)

The loans for home construction were granted by the Deutsche Bank AG and the Nord LB for relocation-related home construction purposes in Hohenmoelsen.

The other liabilities refer to:

                                                                         Dec.31, 1999          Dec.31, 1998
                                                                             TDM                   TDM
                                                                       ---------------        --------------
Usage reimbursement for the mining rights                                       15,069                16,367
Wages and Salaries                                                               6,018                 7,450
Tax lease                                                                        5,425                 6,050
Social security contributions                                                    4,520                 5,321
Tax authorities                                                                  3,743                 2,542
Others                                                                           2,970                 2,766
                                                                 ---------------------       ---------------
                                                                                40,496                40,496
                                                                 ============================================

The payables due to the tax lease model relate to the equity commission and management fees and are partly long-term in their nature (DM 4,800).

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE Q  MATURITY PERIODS OF LIABILITIES

The maturity periods of liabilities are as follows:

                                        Liabilities    Trade        Payables       Other       Downpay-     Total
                                            to        payables     to partici-    payables       ments
                                          banks *)                  pations                    received
                                          --------      ------       ------       -------      --------     -----
Balance as of Dec. 31, 1998                445,957      51,501        2,843        40,143             -   540,444
     thereof:  maturity period
                   - up to 1 year           23,736      47,476        2,843        33,717             -   107,772
                   - 1-5 years             119,293       4,025            -         3,401             -   126,719
                   - more than 5 years     302,928           -            -         3,025             -   305,953

Balance as of Dec. 31, 1999                443,368      47,078        4,876        37,745           103   533,170
     thereof:  maturity period
                   - up to 1 year           28,259      42,939        4,876        31,224           103   107,401
                   - 1-5 years             141,998       4,139            -         4,706             -   150,843
                   - more than 5 years     273,111           -            -         1,815             -   274,926

*) Liabilities to banks are fully secured by mortgages

NOTE R  COMMITMENTS AND CONTINGENCIES

(in DM)

                                                                                At December 31,
                                                         -----------------------------------------------------
                                                                       1999                       1998
                                                         --------------------------         ------------------
Guarantees for indebtedness of
  others                                                             38,539                     39,668
Other contractual obligations                                        46,900                    178,200

The other contractual obligations refer to long term investment projects in the mines Profen and Schleenhain.

MIBRAG leases office equipment and railway-carriages, expiring at various dates. Rental and

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


lease expenses amounted to DM 1,661, DM1,666 and DM 2,502 in the years ended December 31, 1999, 1998 and 1997, respectively. The future minimum lease payments under operating leases are as follows: DM 1.3 millions follows: (2000:
DM 847; 2001: DM 259, 2002: DM 203, 2003: DM 27 and no obligations thereafter).

NOTE S  RELATED PARTY TRANSACTIONS

Between MIBRAG and two subsidiaries of the common parent companies NRG Energy Inc., Morrison-Knudsen Corp. and PowerGen plc., agreements for consulting and management services were closed in respect to the mining operations and the refinement facilities.

These contracts determine certain consultancy services to be provided by the two subsidiaries Morrison-Knudsen Deutschland GmbH (MKD) and Saale Energie Services GmbH (SES) to MIBRAG or its subsidiaries.

MIBRAG is obliged to determine and pay the cost-related remuneration for these services. Expenditures for MIBRAG were as DM 15,000, DM 19,583 and DM 20,225 for 1999, 1998 and 1997, respectively.


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